                                VOTING AGREEMENT

         VOTING AGREEMENT, dated as of January 10, 2001 (this "Agreement"), between Miltex Instrument Company, Inc., a New York corporation ("Buyer"), and Marvin E. Sternberg (the "Stockholder").

                                    RECITALS

         Buyer and Moyco Technologies, Inc., a Pennsylvania corporation (the "Company") propose to enter into an Asset Purchase Agreement dated as of the date hereof (as the same may be amended or supplemented, the "Asset Agreement"; capitalized terms used but not defined herein shall have the meanings set forth in the Asset Agreement) providing for the sale of certain Assets of the Company and the Subsidiaries to Buyer (the "Acquisition"), upon the terms and subject to the conditions set forth in the Asset Agreement.

         As of the date hereof, the Stockholder is the record and beneficial owner of 2,954,741 shares of Common Stock of the Company (the "Existing Shares" and, together with any shares of Common Stock acquired by the Stockholder after the date hereof, whether upon the exercise of warrants or options, conversion of any such Existing Shares or convertible securities or otherwise, the "Shares").

         As an inducement and a condition to entering into the Asset Agreement, Buyer has required that the Stockholder agree, and the Stockholder has agreed, to enter into this Agreement.

         The Stockholder and Buyer desire to set forth their agreement with respect to the voting of the Shares in connection with the Acquisition upon the terms and subject to the conditions set forth herein.

                                   AGREEMENT

         To implement the foregoing and in consideration of the mutual agreements contained herein, the parties agree as follows:


         1. Agreement to Vote. The Stockholder hereby agrees that, from and after the date hereof and until this Agreement shall have been terminated in accordance with Section 5, at any meeting of the holders of Common Stock, however called, or in connection with any written consent of the holders of Common Stock, the Stockholder shall vote (or cause to be voted) the Stockholder's Shares (i) in favor of adoption and approval of the Asset Agreement, the plan of asset transfer and the Acquisition and the approval of the terms thereof and each of the other actions contemplated by the Asset Agreement and this Agreement and (ii) except as otherwise agreed to in writing in advance by the Buyer, against the following actions (other than the Acquisition, the plan of asset transfer and the transactions contemplated by the Asset Agreement): (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or the Subsidiaries; (B) a sale, lease or transfer of a material amount of assets of the Company or the Subsidiaries, or a reorganization, recapitalization, dissolution or liquidation of the Company or the Subsidiaries; (C) (1) any change in a majority of the persons who constitute the Board of Directors of the Company; (2) any material amendment of the Company's Certificate of Incorporation or By-laws; or (3) any other action involving the Company or the Subsidiaries which has the effect of impeding, interfering with, delaying, postponing, or impairing (i) the ability of the Company to consummate the Acquisition or (ii) the transactions contemplated by this Agreement and the Asset Agreement; notwithstanding the foregoing, the Stockholder may vote his Shares in favor of (i) increasing the size of the Board of Directors by two and (ii) electing two individuals to the Board of Directors who shall be selected by the Board of Directors, in its sole discretion, in order to assist with the operations of the precision abrasives business segment of the Company. The Stockholder shall not enter into any agreement or understanding with any person or entity prior to the termination of this Agreement to vote in any manner inconsistent herewith.

         2. Representations and Warranties of the Stockholder. The Stockholder hereby represents and warrants to Buyer as of the date hereof as follows:

                  (a) Authorization; Validity of Agreement; Necessary Action. The Stockholder has full power and authority to execute and deliver this Agreement, and to perform his obligations hereunder. This Agreement has been duly executed and delivered by the Stockholder, and, assuming this Agreement constitutes a valid and binding obligation of Buyer, constitutes a valid and binding obligation of the Stockholder, enforceable against him in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, and general equitable principles (whether considered in a proceeding in equity or at law).

                  (b) Consents and Approvals; No Violations. The execution, delivery and performance of this Agreement by the Stockholder will not
         (i) require any filing with, or permit, authorization, consent or approval of, any Governmental Authority (except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings would not materially impair the ability of the Stockholder to consummate the transactions contemplated hereby), (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under any agreement or other obligation to which the Stockholder is a party or by which he or any of his properties or assets may be bound or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to him or any of his properties or assets, except in the case of clauses (ii) and
         (iii) for violations, breaches or defaults, or rights of termination, amendment, cancellation or acceleration, which would not materially impair the ability of the Stockholder to consummate the transactions contemplated hereby.

                  (c) Shares. The Stockholder's Existing Shares are, and his Shares on the Closing Date will be, owned beneficially and of record by the Stockholder. The

         Stockholder's Existing Shares constitute all of the shares of Common Stock owned of record or beneficially by the Stockholder except for 222,130 shares legally and beneficially owned by Susan Sternberg, his wife. All of the Stockholder's Existing Shares are issued and outstanding and the Stockholder does not own, of record or beneficially, any warrants, options or other rights to acquire any shares of Common Stock. The Stockholder has sole voting power, sole power of disposition, sole power to issue instructions with respect to the matters set forth in Section 1, sole power of conversion, sole power to demand appraisal rights and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Stockholder's Existing Shares and will have sole voting power, sole power of disposition, sole power to issue instructions with respect to the matters set forth in Section 1, sole power of conversion, sole power to demand appraisal rights and sole power to agree to all of the matters set forth in this Agreement, with respect to all of the Stockholder's Shares on the Closing Date, with no limitations, qualifications or restrictions on such rights, subject to applicable federal securities laws and the terms of this Agreement. The Stockholder has good and valid title to the Existing Shares and at all times during the term hereof and on the Closing Date will have good and valid title to the Shares, free and clear of all liens, claims, security interests or other charges or encumbrances.

         3. Further Agreements of the Stockholder. (a) The Stockholder hereby agrees, while this Agreement is in effect, and except as contemplated hereby, not to (i) sell, transfer, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, pledge, encumbrance, assignment or other disposition of, any of the Existing Shares, or any Shares acquired after the date hereof, or any interest in any of the foregoing; (ii) grant any proxies or powers of attorney, deposit any Shares into a voting trust or enter into a voting agreement with respect to any Shares, or any interest in any of the foregoing, except to Buyer; or (iii) take any action that would make any representation or warranty of the Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling the Stockholder from performing the Stockholder's obligations under this Agreement.

         (b) The Stockholder hereby irrevocably waives any rights of appraisal or rights to dissent from the Acquisition that the Stockholder may have.

         (c) The Stockholder agrees with, and covenants to, Buyer that the Stockholder shall not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of the Stockholder's Shares, unless such transfer is made in compliance with this Agreement. In the event of a stock dividend or distribution, or any change in the Common Stock by reason of any stock dividend or distribution, or any change in the Common Stock by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like, the term "Shares" shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any shares into which or for which any or all of the Shares may be changed or exchanged.

         4. Further Assurances. From time to time prior to the Closing, at any other party's request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further lawful action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

         5. Termination. This Agreement shall terminate, and no party shall have any rights or obligations hereunder and this Agreement shall become null and void and have no further effect upon the earlier of (a) the Closing under the Asset Agreement and (b) termination of the Asset Agreement pursuant to its terms. Nothing in this Section 5 shall relieve Stockholder of liability for breach of this Agreement.

         6. Costs and Expenses. All costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such expenses.

         7. Amendment and Modification. This Agreement may be amended, modified and supplemented in any and all respects only by written agreement of the parties hereto.

         8. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by an overnight courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

         (i)   If to Buyer, to:

               Miltex Instrument Company, Inc.
               700 Hicksville Road
               Bethpage, NY 11714
               Telecopy: (516) 576-8130
               Attention: Steve Chilinski

               with copies to:

               c/o American Securities Capital Partners, L.P.
               666 Third Avenue
               New York 10017
               Telecopy: (212) 697-5524
               Attention: David Horing
               and to:

               Kaye, Scholer, Fierman, Hays & Handler, LLP
               425 Park Avenue
               New York, New York 10021
               Telecopy: (212) 836-8689
               Attention: Emanuel Cherney, Esq.

         (ii)  if to the Stockholder, to:

               Marvin E. Sternberg
               200 Commerce Drive
               Montgomeryville, Pennsylvania 18936
               Telecopy: (215) 362-3809

               with a copy to:

               Posternak, Blankenstein & Lund, LLP
               100 Charles River Plaza
               Boston, Massachusetts 02114
               Telecopy: (617) 973-6100
               Attention: Ira J. Deitsch, Esq.

         9. Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

         10. Entire Agreement; No Third Party Beneficiaries. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, and is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

         11. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.

         12. Specific Performance; Remedies Cumulative. (a) The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to the remedy of specific performance of the terms hereof, in addition to any other remedy at law or equity.

         (b) All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

         13. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the Commonwealth of Pennsylvania without giving effect to the principles of conflicts of law thereof.

         14. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Buyer may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to an affiliate in connection with an assignment of the Asset Agreement pursuant to Section 10.6 thereof. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Any attempted assignment in violation of this Section 14 shall be null and void.

         15. Forum; Service of Process. Any legal suit, action or proceeding brought by any party or any of its affiliates arising out of or based upon this Agreement shall be instituted in any federal or state court in the State of Delaware, and each party waives any objection which it may now or hereafter have to the laying of venue of any such proceeding, and irrevocably submits to the jurisdiction of such courts in any such suit, action or proceeding.

         16. WAIVER OF JURY TRIAL. TO THE FULLEST EXTENT PERMITTED BY LAW, THE PARTIES HERETO HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS TRANSACTION. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THE PARTIES HERETO ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS. THE PARTIES HERETO FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER

WITH ITS OR HIS, AS THE CASE MAY BE, LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE TRANSACTIONS CONTEMPLATED HEREBY. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

                  [Remainder of Page Intentionally Left Blank]

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


                                       MILTEX INSTRUMENT COMPANY, INC.


                                       By:
                                          ------------------------------------
                                          Name:
                                          Title:




                                       ---------------------------------------
                                       MARVIN E. STERNBERG